EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Press Contacts:
Robin Meyerhoff
BUSINESS OBJECTS
408/943-6714
robin.meyerhoff@businessobjects.com
Philippe Laguerre
BUSINESS OBJECTS
European Press
+33 1 41 25 38 15
plaguerre@businessobjects.com
Penny Gralewski
FIRSTLOGIC, INC
608/782-5000
pr@firstlogic.com
Investor Contacts:
Nicole Noutsios
BUSINESS OBJECTS
408/953-6339
nnoutsios@businessobjects.com
Anne Guimard
BUSINESS OBJECTS
European Investors
+ 33 1 41 25 39 19
guimard@fineo.com
BUSINESS OBJECTS COMPLETES ACQUISITION OF FIRSTLOGIC, INC.
Acquisition Adds Market-Leading Data Quality to Business Objects Solutions and Strengthens
Enterprise Information Management Offering
SAN JOSE, Calif. and PARIS – April 3, 2006 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code: FR0004026250 — BOB), the world’s leading provider of business intelligence (BI) solutions, today announced that it has closed the acquisition of privately-held Firstlogic, Inc., a global provider of enterprise data quality software and services. The acquisition provides Business Objects customers with best-of-breed data quality solutions, and is part of the company’s long-term strategy to offer customers a trusted data foundation for enterprise information management (EIM). By adding data quality to its EIM portfolio, Business Objects is providing customers with the tools to generate trustworthy information that can form the basis for enterprise BI and performance management deployments.
“Today’s announcement represents another critical milestone in our EIM strategy,” said John Schwarz, CEO of Business Objects. “Now more than ever, organizations are placing a premium
-more-

Business Objects Complete Acquisition of Firstlogic

on the value of accurate, complete, and timely information. Our customers view this as an essential part of an effective business intelligence solution, and are turning to Business Objects for our EIM strategy, solutions, and best practices. Enterprise information management provides Business Objects with a significant competitive advantage in what we can offer our customers, and we expect it to play an important role in our future growth plans. I would like to welcome the Firstlogic employees and customers to Business Objects, and emphasize that we are committed to the data quality business, which we view as an essential component of any well conceived business intelligence and EIM strategy.”
The acquisition is an all-cash transaction of approximately $69 million. The transaction will be accounted for under the purchase method of accounting. Business Objects will provide more information on the financial impact of the acquisition when it releases Q1 2006 earnings on April 26, 2006.
Register Now for EIM Global Launch Event and Data Quality Web Seminar
Business Objects plans to unveil its EIM strategy in a global launch event broadcast from the Business Objects Insight Europe customer conference in Cannes, France on May 3, 2006. During this event, Business Objects will present via webcast its vision for EIM and a full set of products and services that will enable customers to develop an EIM strategy that meets their unique needs. To register for this webcast, go to: www.businessobjects.com/webcast/eim.
In addition, on April 12, 2006 Business Objects will conduct a web seminar on the company’s data quality and commercial mail solutions, and will outline its plans for further investment and expansion in these products and services. To register for this web seminar please go to www.businessobjects.com/webcast/dataquality.
About Business Objects
Business Objects is the world’s leading business intelligence (BI) software company. With more than 35,000 customers worldwide, including over 80 percent of the Fortune 500, Business Objects helps organizations gain better insight into their business, improve decision making, and optimize enterprise performance. The company’s business intelligence platform, BusinessObjects™ XI, offers the BI industry’s most complete and trusted platform for performance management, planning, reporting, query and analysis, and enterprise information management. BusinessObjects XI includes Crystal Reports®, the industry standard for enterprise reporting. Business Objects has also built the industry’s strongest and most diverse partner community, and the company offers consulting and education services to help customers effectively deploy their business intelligence projects.

Business Objects Complete Acquisition of Firstlogic

Business Objects has dual headquarters in San Jose, Calif., and Paris, France. The company’s stock is traded on both the Nasdaq (BOBJ) and Euronext Paris (ISIN: FR0004026250 — BOB) stock exchanges. More information about Business Objects can be found at www.businessobjects.com.
Forward-looking Statements
This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects, including the company’s expectations regarding its acquisition of Firstlogic, Inc. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in the company’s quarterly operating results; the company’s ability to sustain or increase its profitability; the company’s ability to attract and retain customers for its EIM products and BusinessObjects XI; the company’s ability to issue new releases of BusinessObjects XI on other platforms; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; risks related to the company’s purchase and integration of Firstlogic Inc.; the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects’ products; the impact of the pricing of competing technologies; the company’s ability to preserve its key strategic relationships; the company’s reliance upon selling products only in the Business Intelligence software market; and economic and political conditions in the US and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Form 10-K for the year ended December 31, 2005, which is on file with the SEC and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.
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     The Business Objects logo, BusinessObjects, Crystal Reports, Intelligent Question, and Xcelsius are trademarks or registered trademarks of Business Objects in the United States and/or other countries. All other names mentioned herein may be trademarks of their respective owners.